ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) dated as of July 1, 2022, between Mesirow Financial Investment Management, Inc., an Illinois corporation (“MFIM” or “Assignor”); Mesirow Institutional Investment Management, Inc., a Delaware corporation (“MIIM” or “Assignee”); and The Advisors’ Inner Circle Fund III, a Delaware statutory trust (the “Trust”) (each a “Party” and collectively referred to as the “Parties”).

WHEREAS, MFIM is a party to that certain Investment Advisory Agreement dated November 16, 2018 by and between the Trust and MFIM (the “Advisory Agreement”) attached hereto as Exhibit A, pursuant to which, MFIM serves as investment adviser to the Mesirow Small Company Sustainability Fund (the “Small Company Fund”), Mesirow Enhanced Core Plus Fund and Mesirow High Yield Fund (collectively, the “Funds”), each a series of the Trust; and

WHEREAS, MFIM is a party to that certain Expense Limitation Agreement dated November 16, 2018 by and between the Trust and MFIM (the “Expense Limitation Agreement” and together with the Advisory Agreement, the “Transferred Agreements”) attached hereto as Exhibit B, pursuant to which, (i) MFIM has agreed to waive certain fees and reimburse certain expenses of the Funds (“MFIM Waivers and Reimbursements”) and (ii) MFIM may recover such MFIM Waivers and Reimbursements pursuant to the terms of the Expense Limitation Agreement.

WHEREAS, the Parties hereby agree and acknowledge that, with respect to the Transferred Agreements, this Assignment and Assumption Agreement is a legal assignment of contractual rights and obligations but does not constitute an “assignment” as defined in the Investment Advisers Act of 1940, as amended, or Investment Company Act of 1940, as amended, and as more fully set forth in the legal opinion attached hereto as Exhibit C; and

WHEREAS, MFIM desires to assign to Assignee, and Assignee desires to accept all of MFIM’s rights, title and interest in each Transferred Agreement solely with respect to the Small Company Fund, and to acquire and assume all of the duties, obligations and liabilities of MFIM under each Transferred Agreement solely with respect to the Small Company Fund, and MFIM desires to be discharged from its duties, obligations, liabilities, and rights, titles and interest in the each Transferred Agreement solely with respect to the Small Company Fund.

NOW, THEREFORE, in consideration of the mutual premises herein contained, and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Assignment and Assumption.

(a)       Effective as of the date of this Agreement, MFIM hereby designates Assignee as its successor under each Transferred Agreement solely with respect to the Small Company Fund and hereby assigns, conveys, transfers and sets over absolutely to Assignee, and Assignee hereby accepts, all of MFIM’s rights, title and interest in and to each Transferred Agreement solely with respect to the Small Company Fund, and Assignee hereby assumes and agrees to perform and discharge all of MFIM’s duties, obligations and liabilities under each Transferred Agreement solely with respect to the Small Company Fund. For the avoidance of doubt, Assignee assumes the rights to all reimbursements of MFIM Waivers and Reimbursements owed by the Small Company Fund to Assignor under the Expense Limitation Agreement.

(b)       The Parties further agree, and Assignee hereby warrants and represents, that by signing this Assignment and Assumption Agreement, Assignee shall become a party to each Transferred Agreement solely with respect to the Small Company Fund with the same effect as if Assignee had executed each Transferred Agreement as a party thereto, and that Assignee shall have all of the rights, title and interest to, and duties, obligations and liabilities under, including the indemnification and liability provisions thereof, of MFIM under each Transferred Agreement solely with respect to the Small Company Fund. The Parties further agree that, as of the date of this Agreement, Assignee shall be deemed to have made all of the representations, covenants and agreements of MFIM contained in each Transferred Agreement solely with respect to the Small Company Fund.

3. Amendments. This Assignment and Assumption Agreement may not be amended, changed, waived, discharged or terminated, except by an instrument in writing signed by the Parties hereto.

4. No Waiver or Estoppel. This Assignment and Agreement is not a waiver or estoppel with respect to any rights the Trust may have by reason of the past performance or failure to perform by Assignor.

5. General. In case any provision in or obligation under this Assignment and Assumption Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Except as provided herein, this Agreement shall not alter or modify the terms or conditions of any Transferred Agreement. It is hereby acknowledged that the Trust retains all of its rights under each Transferred Agreement.

The document headings and captions herein are for ease of reference only, and shall not affect the meaning or interpretation of this Assignment and Assumption Agreement.

This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of Illinois, without regard to conflicts of law principles.

This Agreement may be executed in one or more counterparts and by different Parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Assignment and Assumption Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

MESIROW FINANCIAL INVESTMENT		MESIROW INSTITUTIONAL
MANAGEMENT, INC. AS ASSIGNOR		INVESTMENT MANAGEMENT, INC. AS ASSIGNEE

By:	/s/ Jeffrey Levine	By:	/s/ Ketan Shah
	Jeffrey Levine as Senior Managing		Ketan Shah as Senior Managing
	Director		Director

THE ADVISORS’ INNER CIRCLE FUND III,
solely on behalf of the Mesirow Small Company Sustainability Fund

/s/ Alexander Smith
Alexander Smith as
Vice President and Assistant Secretary

EXHIBIT A

ADVISORY AGREEMENT

The following Advisory Agreement is being assigned from MFIM as Assignor to MIIM as Assignee:

Investment Advisory Agreement dated November 16, 2018 by and between The Advisors’ Inner Circle Fund III and MFIM, solely with respect to the Mesirow Small Company Sustainability Fund.

(Attached)

investment ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT (the “Agreement”) made as of this 16th day of November, 2018, by and between The Advisors’ Inner Circle Fund III (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Mesirow Financial Investment Management, Inc. (the “Adviser”), an Illinois corporation, with the Adviser’s principal place of business at 353 North Clark Street, Chicago, Illinois 60654.

W I T N E S S E T H

WHEREAS, the Board of Trustees (the “Board”) of the Trust has selected the Adviser to act as investment adviser to the Trust on behalf of the series set forth on Schedule A to this Agreement (the “Fund”), as said Schedule may be amended from time to time upon mutual agreement of the parties, and to provide certain related services, as more fully set forth below, and to perform said services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Adviser do hereby agree as follows:

1.        The Adviser’s Services.

(a)        Discretionary Investment Management Services. The Adviser shall act as investment adviser with respect to the Fund. In said capacity, the Adviser, subject to the supervision of the Board, regularly shall provide the Fund with investment research, advice, and supervision, and shall furnish continuously an investment program for the Fund, consistent with the investment objectives and policies of the Fund. The Adviser shall determine, from time to time, what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws, and the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies, and restrictions of the Fund, as each of the same from time to time shall be in effect. To carry out these obligations, the Adviser shall exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions. No reference in this Agreement to the Adviser having full discretionary authority over the Fund’s investments in any way shall limit the right of the Board, in the Board’s sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or otherwise to exercise the Board’s right to control the overall management of the Fund. As applicable and appropriate, and without limiting the generality of the foregoing, the Adviser has the authority to enter into trading agreements on behalf of the Fund and adhere on the Fund’s behalf to the applicable International Swaps & Derivatives Association (“ISDA”) over-the-counter (“OTC”) derivatives transaction protocols and to enter into client agency agreements or other documents that may be required to effect OTC derivatives transaction through swap execution facilities (i.e., “SEFs”).

(b)       Compliance. The Adviser agrees to comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act, and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder and to the conduct of the Adviser’s business as a registered investment adviser. The Adviser also agrees to comply with the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented, of the Fund, and with any relevant policies, guidelines, instructions, and procedures approved by the Board and provided to the Adviser. In selecting the Fund’s portfolio securities and performing the Adviser’s obligations hereunder, the Adviser shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company. The Adviser shall maintain compliance procedures that the Adviser reasonably believes are adequate to ensure the Adviser’s compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.

(c)       Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by the Fund shall be voted, and the Board initially has determined to delegate the authority and responsibility to vote proxies for the Fund’s securities to the Adviser. So long as proxy voting authority for the Fund has been delegated to the Adviser, the Adviser shall exercise the Adviser’s proxy voting responsibilities. The Adviser shall carry out said responsibilities in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and the Adviser’s fiduciary responsibilities to the Trust. The Adviser shall provide periodic reports and keep records relating to proxy voting as the Board reasonably may request or as may be necessary for the Fund to comply with the 1940 Act and other applicable law. Any said delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time.

The Adviser is authorized to instruct the Fund’s custodian and/or broker(s) to forward promptly to the Adviser or designate service provider copies of all proxies and shareholder communications relating to securities held in the portfolio of the Fund (other than materials relating to legal proceedings against the Fund). The Adviser also may instruct the Fund’s custodian and/or broker(s) to provide reports of holdings in the portfolio of the Fund. The Adviser has the authority to engage a service provided to assist with administrative functions related to voting Fund proxies. The Trust shall direct the Fund’s custodian and/or broker(s) to provide any assistance requested by the Adviser in facilitating the use of a service provider. In no event shall the Adviser have any responsibility to vote proxies that are not received on a timely basis. The Trust acknowledges that the Adviser, consistent with the Adviser’s written proxy voting policies and procedures, may refrain from voting a proxy if, in the Adviser’s discretion, refraining from voting would be in the best interests of the Fund and the Fund’s shareholders.

(d)       Recordkeeping. The Adviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to the Fund, except as otherwise provided herein or as may be necessary for the Adviser to supply to the Trust or the Trust’s Board the information required to be supplied under this Agreement.

The Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, custodian, or transfer agent appointed by the Fund) relating to the Adviser’s responsibilities provided hereunder with respect to the Fund, and shall preserve said records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (hereinafter, the “Fund Books and Records”). The Fund Books and Records shall be available to the Board at any time upon request, shall be delivered to the Trust upon the termination of this Agreement, and shall be available without delay during any day the Trust is open for business.

(e)       Holdings Information and Pricing. The Adviser shall provide regular reports regarding Fund holdings, and, on the Adviser’s own initiative, may furnish the Trust and the Trust’s Board from time to time with whatever information the Adviser believes is appropriate for this purpose. The Adviser agrees to notify the Trust promptly if the Adviser reasonably believes that the value of any security held by the Fund may not reflect fair value. The Adviser agrees to provide upon request any pricing information of which the Adviser is aware to the Trust, the Trust’s Board, and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating the Fund net asset value in accordance with procedures and methods established by the Board.

(f)       Cooperation with Agents of the Trust. The Adviser agrees to cooperate with and provide reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents, and all other agents and representatives of the Trust with respect to such information regarding the Fund as said entities reasonably may request from time to time in the performance of said entities’ obligations, to provide prompt responses to reasonable requests made by said persons, and to establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

2.       Code of Ethics. The Adviser has adopted a written code of ethics that the Adviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), and which the Adviser has provided to the Trust. The Adviser shall ensure that the Adviser’s Access Persons (as defined in the Adviser’s Code of Ethics) comply in all material respects with the Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Adviser shall provide the Trust with (i) a copy of the Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Adviser has adopted procedures reasonably necessary to prevent the Adviser’s Access Persons from engaging in any conduct prohibited by the Adviser’s Code of Ethics. Annually, the Adviser shall furnish a written report to the Trust’s Board concerning the Adviser’s Code of Ethics, which annual report shall comply with the requirements of Rule 17j-1. The Adviser shall respond to requests for information from the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Adviser. The Adviser immediately shall notify the Trust of any material violation of the Code, whether or not said violation relates to a security held by the Fund.

3.       Information and Reporting. The Adviser shall provide the Trust and the Trust’s officers with such periodic reports concerning the obligations that the Adviser has assumed under this Agreement as the Trust from time to time may reasonably request.

(a)       Notification of Breach / Compliance Reports. The Adviser shall notify the Trust’s chief compliance officer immediately upon detection of: (i) any material failure to manage the Fund in accordance with the Fund’s investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund’s or the Adviser’s policies, guidelines, or procedures. In addition, the Adviser shall provide a quarterly report regarding the Fund’s compliance with the Fund’s investment objectives and policies, applicable law, including, but not limited to, the 1940 Act and Subchapter M of the Code, and the Fund’s policies, guidelines, or procedures as applicable to the Adviser’s obligations under this Agreement. The Adviser agrees to correct any said failure promptly and to take any action that the Board reasonably may request in connection with any said breach. Upon request, the Adviser also shall provide the officers of the Trust with supporting certifications in connection with said certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act. The Adviser shall promptly notify the Trust in the event that: (i) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Adviser with the federal or state securities laws; or (ii) an actual change in control of the Adviser resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

(b)       Board and Filings Information. The Adviser shall provide the Trust with any information reasonably requested regarding the Adviser’s management of the Fund required for any meeting of the Board, or for any shareholder report, Form N-CSR, Form N-Q, Form N-PX, Form N-SAR, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the Commission. The Adviser shall make the Adviser’s officers and employees available to meet with the Board from time to time on due notice to review the Adviser’s investment management services to the Fund in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(c)       Transaction Information. The Adviser shall furnish to the Trust such information concerning portfolio transactions as may be necessary to enable the Trust or the Trust’s designated agent to perform such compliance testing on the Fund and the Adviser’s services as the Trust, in the Trust’s sole discretion, may determine to be appropriate. The provision of said information by the Adviser to the Trust or the Trust’s designated agent in no way relieves the Adviser of the Adviser’s own responsibilities under this Agreement.

4.       Brokerage.

(a)       Principal Transactions. In connection with purchases or sales of securities for the account of the Fund, neither the Adviser nor any of the Adviser’s directors, officers, or employees shall act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b)       Placement of Orders. The Adviser shall arrange for the placing of all orders for the purchase and sale of securities for the Fund’s account with brokers or dealers selected by the Adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser is directed at all times to seek for the Fund the most-favorable execution and net price available under the circumstances. It also is understood that it is desirable for the Fund that the Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. Therefore, the Adviser is authorized to place orders for the purchase and sale of securities for the Fund with these brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by these brokers may be useful to the Adviser in connection with the Adviser’s or the Adviser’s affiliates’ services to other clients.

(c)       Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable law and regulations, may aggregate the order for securities to be sold or purchased. In said event, the Adviser shall allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Adviser reasonably considers to be equitable and consistent with the Adviser’s fiduciary obligations to the Fund and to such other clients under the circumstances.

(d)       Affiliated Brokers. The Adviser or any of the Adviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Fund, subject to: (a) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and as set forth in the Fund’s current Registration Statement; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; (d) the provisions of the 1934 Act; and (e) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or the Adviser’s affiliates may receive brokerage commissions, fees, or other remuneration from the Fund for these services in addition to the Adviser’s fees for services under this Agreement.

5.       Custody. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities, or other investments of the Fund.

6.       Allocation of Charges and Expenses. The Adviser shall bear the Adviser’s own costs of providing services hereunder. Other than as herein specifically indicated, the Adviser shall not be responsible for the Fund’s expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.

7.       Representations, Warranties, and Covenants.

(a)       Properly Registered. The Adviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Adviser, there is no proceeding or investigation that reasonably is likely to result in the Adviser being prohibited from performing the services contemplated by this Agreement. The Adviser agrees to promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company. The Adviser is in compliance in all material respects with all applicable federal and state law in connection with the Adviser’s investment management operations.

(b)       ADV Disclosure. The Adviser has provided the Trust with a copy of the Adviser’s Form ADV Part I, as most recently filed with the Commission, and the Adviser’s current Form ADV Part II and, promptly after filing any amendment to the Adviser’s Form ADV with the Commission updating the Adviser’s Form ADV Part II, shall furnish a copy of said amendments or updates to the Trust. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which said statements were made, not misleading.

(c)       Fund Disclosure Documents. The Adviser has reviewed, and in the future shall review, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing), and advertising and sales material relating to the Fund (collectively, the “Disclosure Documents”), and represents and warrants that said Disclosure Documents contain or shall contain no untrue statement of any material fact relating to the Adviser and the Adviser’s affiliates, the Fund’s investment strategies and related risks, and other information supplied by Adviser for inclusion therein, and do not and shall not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)       Use Of The Name “Mesirow Financial”. The Adviser has the right to use the name “Mesirow Financial” in connection with the Adviser’s services to the Trust and, subject to the terms set forth in Section 8 of this Agreement, the Trust shall have the right to use the name “Mesirow Financial” in connection with the management and operation of the Fund until this Agreement is terminated as set forth herein. The Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that adversely would affect or prejudice the rights of the Adviser or the Trust to use the name “Mesirow Financial.”

(e)       Insurance. The Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust: (i) of any material changes in the Adviser’s insurance policies or insurance coverage; or (ii) if any material claims will be made on the Adviser’s insurance policies. Furthermore, the Adviser, upon reasonable request, shall provide the Trust with any information that the Trust reasonably may require concerning the amount of or scope of said insurance.

(f)       No Detrimental Agreement. The Adviser represents and warrants that the Adviser has no arrangement or understanding with any party, other than the Trust, that would influence the decision of the Adviser with respect to the Adviser’s selection of securities for the Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(g)       Conflicts. The Adviser shall act honestly, in good faith, and in the best interests of the Trust, including requiring any of the Adviser’s personnel with knowledge of Fund activities to place the interest of the Fund first, ahead of said personnel’s own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with the Adviser’s fiduciary duties under applicable law.

(h)       Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date that this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a), whether or not specifically referenced in said report.

8.       The Name “Mesirow Financial.” The Adviser grants to the Trust a license to use the name “Mesirow Financial” (the “Name”) as part of the name of the Fund for the duration of this Agreement. The foregoing authorization by the Adviser to the Trust to use the Name as part of the name of the Fund is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Trust acknowledges and agrees that, as between the Trust and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Trust shall: (1) use the Name only in a manner consistent with uses approved by the Adviser; (2) use the Trust’s best efforts to maintain the quality of the services offered using the Name; (3) adhere to such other specific quality control standards as the Adviser from time to time reasonably may promulgate. At the request of the Adviser, the Trust: (a) shall submit to Adviser representative samples of any promotional materials using the Name; and (b) shall change the name of the Fund within three months of the Trust’s receipt of the Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and thereafter shall not transact any business using the Name in the name of the Fund; provided, however, that the Trust may continue to use beyond said date any supplies of prospectuses, marketing materials, and similar documents that the Trust had in its possession on the date of said name change in quantities not exceeding those historically produced and used in connection with said Fund.

9.       Adviser’s Compensation. The Fund shall pay to the Adviser, as compensation for the Adviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. Said fee shall be computed daily and paid not less than monthly in arrears by the Fund.

The method for determining net assets of the Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in said month.

10.       Independent Contractor. In the performance of the Adviser’s duties hereunder, the Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund. If any occasion should arise in which the Adviser gives any advice to the Adviser’s clients concerning the shares of the Fund, the Adviser shall act solely as investment counsel for said clients and not in any way on behalf of the Fund.

11.       Assignment and Amendments. This Agreement automatically shall terminate, without the payment of any penalty, in the event of the Agreement’s assignment (as defined in Section 2(a)(4) of the 1940 Act); provided, that said termination shall not relieve the Adviser of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

12.       Duration and Termination.

This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(c) hereof, and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

(a)       The Trust may cause this Agreement to terminate either (i) by vote of the Trust’s Board or (ii) with respect to the Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(b)        The Adviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Trust; or

(c)       This Agreement automatically shall terminate two years from the date of the Agreement’s execution unless the Agreement’s renewal specifically is approved at least annually thereafter by (i) a majority vote of the Trustees, including a majority vote of said Trustees who are not interested persons of the Trust or the Adviser, at a meeting called for the purpose of voting on said approval; or (ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of the Fund for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, the Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(d)       Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Adviser, immediately upon notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of the Fund and with respect to any of the Fund’s assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law. In addition, the Adviser shall deliver the Fund Books and Records to the Trust by such means and in accordance with such schedule as the Trust shall direct, and otherwise shall cooperate, as reasonably directed by the Trust, in the transition of portfolio asset management to any successor of the Adviser.

13.       Certain Definitions. For the purposes of this Agreement:

(a)       “Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b)       “Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

14. Liability of the Adviser.

(a)       The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of statements in the Fund’s Disclosure Documents relating to the Adviser and the Adviser’s affiliates, the Fund’s investment strategies and related risks, and other information supplied by Adviser for inclusion therein.

(b)       The Adviser shall be liable to the Fund for any loss (including transaction costs) incurred by the Fund as a result of any trade error or investment made by the Adviser in contravention of: (i) any investment policy, guideline, or restriction set forth in the Registration Statement or as approved in writing by the Board from time to time and provided in writing to the Adviser; or (ii) applicable law, including, but not limited to, the 1940 Act and the Code (including, but not limited to, the Fund’s failure to satisfy the diversification or source of income requirements of Subchapter M of the Code) (the investments described in this subsection (b) collectively are referred to as “Improper Investments”).

(c)       The Adviser shall indemnify and hold harmless the Trust, each affiliated person of the Trust within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Trust within the meaning of Section 15 of the 1933 Act (any said person, an “Indemnified Party”) against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a material breach by the Adviser of this Agreement or of the representations and warranties made by the Adviser herein; (ii) any Improper Investment; (iii) any untrue statement of a material fact by the Adviser contained in any Disclosure Document relating to the Adviser and the Adviser’s affiliates, the Fund’s investment strategies and related risks, and other information supplied by Adviser for inclusion therein, or the omission by the Adviser from a Disclosure Document of a material fact regarding the Adviser or its investment program required to be stated therein or necessary to make the statements therein not misleading; or (iv) the Adviser’s performance or non-performance of the Adviser’s duties hereunder; provided, however, that nothing herein shall be deemed to protect any Indemnified Party who is a Trustee or officer of the Trust against any liability to the Trust or to the Trust’s shareholders to which said Indemnified Party otherwise would be subject by reason or willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of said person’s office with the Trust.

15.       Confidentiality.

(a)       From time to time a party may disclose, exchange, or make available, its Confidential Information (as defined below) to the other parties. For purposes of this Agreement, “Confidential Information” shall mean any information, data, or materials pertaining to a party’s (“Discloser”) or its affiliates’ or subsidiaries’ business, financial, or internal plans or affairs, regardless of form of communication (whether oral, in hard copy, electronic, or any other medium whatsoever), and whether furnished before, on, or after the date of this Agreement, that is not currently available to the general public, and for which the owning party derives actual or potential value from such unavailability.

(b)       Confidential Information shall NOT include: (a) any information that is or becomes generally available to the public through no breach of this Agreement by recipient (“Recipient”); (b) any information that is disclosed to Recipient on a non-confidential basis by a third party who, to Recipient’s knowledge after due inquiry, has legitimate possession thereof and the unrestricted right to make such disclosure; and (c) any information developed by Recipient independently of, and without reference to, any Confidential Information disclosed by Discloser to Recipient.

(c)       Recipient acknowledges that any Confidential Information provided by Discloser will be used by Recipient solely for purposes related to the Agreement, and, except as provided in a subsequent written agreement between the parties, the provision of Confidential Information shall not be construed as creating any express or implied license to develop or otherwise use the Confidential Information in any manner. Recipient agrees: (a) to take reasonable steps to safeguard the Confidential Information from theft, piracy, or unauthorized access, and to hold the Confidential Information in strict confidence and secrecy using at least the same level of care and protection against disclosure as Recipient uses in protecting its own confidential and proprietary information; (b) not to use the Confidential Information for any purpose other than those purposes related to this Agreement; (c) not to reveal or disclose the Confidential Information to any individual, firm, or entity without the prior written consent of Discloser, other than as set forth in (e) below; (d) to inform third-party recipients of the confidential nature of the Confidential Information; and (e) to disclose Confidential Information to its officers, directors, representatives, agents or employees only on a “need-to-know” basis and to inform such individuals of their obligations under this Agreement, taking such steps as may be reasonable in the circumstances, or as may be reasonably requested by Discloser, to prevent any unauthorized disclosure, copying, or use of the Confidential Information. Neither Discloser nor any of Discloser’s officers, directors, employees or controlling persons make any express of implied representation or warranty as to the completeness and accuracy of any Confidential Information, and Recipient agrees that none of such persons shall have any liability to Recipient or any of Recipient’s representatives and agents relating to or arising from the use of any Confidential Information or for any errors therein or omissions therefrom.

(d)       Recipient acknowledges that any Confidential Information provided pursuant to this Agreement constitutes unique, valuable, and special business of Discloser. Recipient agrees that a violation of any material provision of this Agreement may cause Discloser irreparable injury for which Discloser would have no adequate remedy at law, and agrees that Discloser may be entitled to seek immediate injunctive relief prohibiting such violation, without bond, in addition to any other rights and remedies available to it.

(e)       Neither party shall be liable for disclosure of Confidential Information made to any court of proper jurisdiction, regulatory, self-regulatory, governmental agency or examining authority having jurisdiction over either party and pursuant to subpoena, court order, or other legal process or as otherwise required by law or regulation. Recipient shall provide the Discloser with prompt written notice of such request or requirement for disclosure, unless prevented by applicable law or regulation. If requested, Recipient shall reasonably cooperate at Discloser’s expense in defending against any such court or administrative order.

(f)       It is understood and agreed that regulators having jurisdiction over any of the parties shall have unrestricted access to all books, records, files and other materials in a party’s possession, including the Confidential Information, and disclosure of the Confidential Information to such persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Discloser.

16.       Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

17.       Limitation of Liability. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever, shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities.

18.       Change in the Adviser’s Ownership. The Adviser agrees that the Adviser shall notify the Trust of any anticipated or otherwise reasonably foreseeable change in the ownership of the Adviser within a reasonable time prior to said change being effected.

19.       Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, and the Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

20.       Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

21.       Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

THE ADVISORS’ INNER CIRCLE FUND III,
on behalf of the Fund(s) listed on Schedule A

By:	/s/ Michael Beattie
Name: Michael Beattie
Title: President

MESIROW FINANCIAL INVESTMENT MANAGEMENT, INC.

By:	/s/ Jeffrey Levine
Name: Jeffrey Levine
Title: Senior Managing Director

AMENDED AND RESTATED SCHEDULE A

dated July 10, 2019

to the

INVESTMENT ADVISORY AGREEMENT

dated November 16, 2018 between

THE ADVISORS’ INNER CIRCLE FUND III

and

MESIROW FINANCIAL INVESTMENT MANAGEMENT, INC.

The Trust shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the Fund in accordance the following fee schedule:

Fund	Rate
Mesirow Financial Enhanced Core Plus Fund	0.37%
Mesirow Financial Small Cap Value Sustainability Fund	0.75%
Mesirow Financial High Yield Fund	0.55%

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

/s/ Michael Beattie
Name:	Michael Beattie
Title:	President

MESIROW FINANCIAL INVESTMENT MANAGEMENT, INC.

/s/ Jeffrey Levine
Name:	Jeffrey Levine
Title:	Senior Managing Director

EXHIBIT B

EXPENSE LIMITATION AGREEMENT

The following Expense Limitation Agreement is being assigned from MFIM as Assignor to MIIM as Assignee:

Expense Limitation Agreement dated November 16, 2018 by and between The Advisors’ Inner Circle Fund III and MFIM, solely with respect to the Mesirow Small Company Sustainability Fund.

(Attached)

EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, effective as of November 16, 2018, by and between Mesirow Financial Investment Management, Inc. (the “Adviser”) and The Advisors’ Inner Circle Fund III (the “Trust”) (the “Agreement”), on behalf of the series of the Trust set forth in Schedule A attached hereto (each, a “Fund” and together, the “Funds”).

WHEREAS, the Trust is a Delaware statutory Trust organized under an Agreement and Declaration of Trust, dated December 4, 2013 (the “Declaration of Trust”), and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Fund is a series of the Trust;

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated November 16, 2018 (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Funds for compensation based on the value of the average daily net assets of each Fund;

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and the Fund’s shareholders to maintain the expenses of the Fund at a level at or below the level to which the Fund would normally be subject in order for the Fund’s expense ratio so as not to exceed the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for such Fund in Schedule A hereto;

NOW THEREFORE, the parties hereto agree as follows:

1.        Expense Limitation.

1.1.        Applicable Expense Limit. To the extent that the aggregate expenses incurred by a Fund in any fiscal year, including, but not limited to, investment advisory fees of the Adviser (but excluding any class-specific expenses (e.g., Rule 12b-1 fees), interest, taxes, brokerage commissions, research expenses paid by the Fund through a research payment account authorized by the Board of Trustees of the Trust (the “Board”), and other costs and expenses relating to the securities that are purchased and sold by the Fund, dividend and interest expenses on securities sold short, acquired fund fees and expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other non-routine expenses not incurred in the ordinary course of such Fund’s business) (“Fund Operating Expenses”), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, this excess amount (the “Excess Amount”) shall be the liability of the Adviser.

1.2.        Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to a Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of the Fund.

1.3.        Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Maximum Annual Operating Expense Limit of such Fund, the Adviser shall first waive or reduce the Adviser’s investment advisory fee for said month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any said month is insufficient to pay the Excess Amount, or would cause a class of the Fund to pay a different share of the investment advisory fee, the Adviser also shall remit to a Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay said Excess Amount.

1.4.        Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year (or the termination of this Agreement if sooner), an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to each Fund with respect to the previous fiscal year shall equal the Excess Amount for said fiscal year.

2.           Reimbursement of Fee Waivers and Expense Payments.

2.1.        Reimbursement. At any time in which the Advisory Agreement still is in effect, the Adviser shall be entitled to reimbursement by said Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to said Fund pursuant to Section 1 hereof to the extent that the estimated aggregate Fund Operating Expenses of said Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit (i) at the time of the fee waiver or expense payment and (ii) at the time of the reimbursement. The total amount of reimbursement to which the Adviser may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to a Fund, pursuant to Section 1 hereof, during the rolling three (3)-year period preceding the reimbursement, less any reimbursement previously paid by said Fund to the Adviser, pursuant to this Section 2, with respect to said waivers, reductions, and payments. For the avoidance of doubt, the Reimbursement Amount for any said waiver, reduction, or other remittance by the Adviser shall be determined by reference to the rolling 3-year period for the waiver, reduction, or other remittance by the Adviser. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, for example, interest accruable on the Reimbursement Amount.

2.2.       Board Notification. Each Fund shall provide to the Board a quarterly report of any reimbursements paid to the Adviser pursuant to this Agreement.

2.3      Method of Computation. To determine a Fund’s accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of said Fund, said Fund shall accrue into the Fund’s net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that said amount paid to the Adviser in no event shall exceed the total Reimbursement Amount. For accounting purposes, amounts accrued pursuant to this Section 2 shall be a liability of a Fund for purposes of determining the Fund’s net asset value.

2.4.       Payment and Year-End Adjustment. Amounts accrued pursuant to this Agreement shall be payable to the Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to said fiscal year) do not exceed the Maximum Annual Operating Expense Limit for said fiscal year.

2.5.       Survival. Subject to Section 2.1, this Section 2 shall survive the termination of this Agreement.

3.       Term and Termination of Agreement.

This Agreement shall continue in effect with respect to a Fund until the date indicated on Schedule A (“Initial Term End Date”) and thereafter shall continue in effect from year to year for successive one-year periods, provided that this Agreement may be terminated, without payment of any penalty, with respect to the Fund:

i.	by the Trust, for any reason and at any time;

ii.	by the Adviser, for any reason, upon ninety (90) days’ (or such shorter period as agreed to by the Trust) prior written notice to the Trust at the Trust’s principal place of business, said termination to be effective as of the close of business on the Initial Term End Date or as of the close of business on the last day of the then-current one-year period; or at such earlier time, provided that said termination is approved by majority vote of the Trustees, including a majority of those Trustees who are not “interested persons” (as this term is defined in the 1940 Act) of the Trust (the “Independent Trustees”) voting separately.

Notwithstanding the foregoing, this Agreement shall terminate automatically upon termination of the Advisory Agreement.

4.        Miscellaneous.

4.1.        Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect the construction or effect of the provisions hereof.

4.2.        Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which the Trust or the Fund is subject or by which the Trust or the Fund is bound, or to relieve or deprive the Board of the Board’s responsibility for and control of the conduct of the affairs of the Trust or the Fund.

4.3.        Definitions. Any question of interpretation of any term or provision of this Agreement, including, but not limited to, the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to said Advisory Agreement or the 1940 Act.

4.4.       Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

4.5.       Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without giving effect to the conflicts of law principles thereof, and the parties consent to the jurisdiction of courts, both state or federal, in Delaware, with respect to any dispute under this Agreement.

4.6.       Amendment. This Agreement may not be amended except pursuant to a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

4.7.       Assignment. The Adviser may not assign the Adviser’s right or obligations under this Agreement except with prior approval by majority vote of the Trustees, including a majority of Independent Trustees voting separately.

4.8.       Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, or rule, or otherwise shall be rendered invalid, the remainder of this Agreement shall not be affected thereby.

4.9.       Entire Agreement. This Agreement, including any schedules hereto (each of which is incorporated herein and made a part hereof by these references), represents the entire agreement and understanding of the parties hereto, and shall supersede any prior agreements.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

THE ADVISORS INNER CIRCLE FUND III,

on behalf of the series of the Trust set forth in Schedule A

/s/ Michael Beattie
Name: Michael Beattie
Title: President

MESIROW FINANCIAL INVESTMENT MANAGEMENT, INC.

/s/ Jeffrey Levine
Name: Jeffrey Levine
Title: Senior Managing Director

AMENDED AND RESTATED SCHEDULE A

dated July 10, 2019

to the EXPENSE LIMITATION AGREEMENT

dated November 16, 2018 between

THE ADVISORS’ INNER CIRCLE FUND III

and

MESIROW FINANCIAL INVESTMENT MANAGEMENT, INC.

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
Mesirow Financial Enhanced Core Plus Fund	Institutional	0.54%	January 31, 2021
	Investor	0.54%	January 31, 2021
Mesirow Financial Small Cap Value Sustainability Fund	Institutional	0.98%	January 31, 2021
	Investor	0.98%	January 31, 2021
Mesirow Financial High Yield Fund	Institutional	0.75%	January 31, 2020
	Investor	0.75%	January 31, 2020

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III		MESIROW FINANCIAL INVESTMENT MANAGEMENT, INC.

/s/ Michael Beattie		/s/ Jeffrey Levine
Name:	Michael Beattie	Name:	Jeffrey Levine
Title:	President	Title:	Senior Managing Director

EXHIBIT C

LEGAL OPINION

(Attached)

[REDACTED]